                                                                    EXHIBIT 12.0

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated.

                                                    SUCCESSOR COMPANY                       PREDECESSOR COMPANY
                                                   ---------------------  --------------------------------------------------------
                                                    Eight months ended    Six months ended        Fiscal Year Ended October 31,
                                                                                            --------------------------------------
                                                    December 31, 2006       May 1, 2006       2005     2004      2003      2002
                                                   ---------------------  ----------------  -------- --------  --------  ---------
                                                                                   (Dollars in millions)
EARNINGS TO FIXED CHARGE RATIO:
    Net income (loss) before income taxes and
      cumulative effect of change in accounting
      principle ..................................              $  283.8          $   23.9   $  57.2   $ 57.3  $ (149.7)   $ (37.6)
      Less: Fresh start adjustments ..............                     -            (240.8)        -        -         -          -
      Less: Gain on Discharge ....................                     -             (39.2)        -        -         -          -
      Add: Fixed charges .........................                   7.7               1.7       2.2      4.9      31.4       33.5
      Less: Capitalized interest .................                  (0.5)             (0.5)        -        -         -          -
                                                   ---------------------  ----------------  -------- --------  --------  ---------
   EARNINGS ......................................              $   31.1          $    5.0   $  59.4   $ 62.2  $ (118.3)   $  (4.1)

   Interest expense (net of amt. capitalized) ....              $    7.2          $    1.2       2.1      4.8  $   31.3    $  33.2
      Add: Interest expense capitalized ..........                   0.5               0.5         -        -         -          -
      Add: Estimated interest within rentals .....                     -                 -       0.1      0.1       0.1        0.3
                                                   ---------------------  ----------------  -------- --------  --------  ---------
   FIXED CHARGES .................................              $    7.7          $    1.7    $  2.2   $  4.9  $   31.4    $  33.5

   RATIO OF EARNINGS TO  FIXED CHARGES ...........                   4.0               2.9      27.0     12.7      (3.8)      (0.1)

   If less than 1.0, $ amount of deficiency (a) ..              $      -          $      -    $    -   $    -  $ (149.7)   $ (37.6)

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(a) SEC regulation S-K, 229.503, Item-503(d)2.(A), requires disclosure of the dollar amount of coverage deficiency if the earnings to fixed charge ratio is less than one to one.